Filed Pursuant to Rule 433

File No. 333-224495

CITIGROUP INC.

$650,000,000

8-YEAR NON-CALL 7-YEAR GLOBAL FLOATING RATE SENIOR NOTES

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	Baa1 / BBB+ / A (Positive Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Trade Date:	June 5, 2018

Settlement Date:	June 12, 2018 (T+5 days)

Maturity:	July 1, 2026

Par Amount:	$650,000,000

Floating Rate:	3 month USD –BBA–LIBOR Reuters LIBOR01

Coupon:	3 month LIBOR +125 bps

Reoffer Spread:	3 month LIBOR +125 bps

Public Offering Price:	100.000%

Net Proceeds to Citigroup:	$647,400,000 (before expenses)

Interest Payment Dates:	Quarterly on the 1st of each of January, April, July, and October, until maturity, with adjustment for period end dates on a modified following New York business day convention

First Interest Payment Date:	October 1, 2018

Day Count:	Actual / 360

Interest Determination Date:	Two London Business Days prior to the first day of the related interest period

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

Redemption at Issuer Option:

We may redeem the notes, at our option, in whole, but not in part, on July 1, 2025 upon at least 15 days’ but no more than 60 days’ written notice to holders of the notes, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

We may redeem the notes, at our option, in whole, but not in part, on or after June 1, 2026 at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Redemption for Tax Purposes:	Applicable at issuer option if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons. Redemption as a whole, not in part.

Sinking Fund:	Not applicable

Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	172967MB4

ISIN:	US172967MB43
Sole Book Manager:	Citigroup Global Markets Inc.

CITIGROUP INC.

$650,000,000

8-YEAR NON-CALL 7-YEAR GLOBAL FLOATING RATE SENIOR NOTES

Senior Co-Managers:

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Commerz Markets LLC

Credit Suisse Securities (USA) LLC

Lloyds Securities Inc.

Santander Investment Securities Inc.

UBS Securities LLC

The Williams Capital Group, L.P.

Junior Co-Managers:

ANZ Securities, Inc.

Bank of China Limited, London Branch

Blaylock Van, LLC

BMO Capital Markets Corp.

C.L. King & Associates, Inc.

CastleOak Securities, L.P.

Citizens Capital Markets, Inc.

Danske Markets Inc.

Fifth Third Securities, Inc.

HSBC Securities (USA) Inc.

Industrial and Commercial Bank of China (Asia) Limited

ING Financial Markets LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

Rabo Securities USA, Inc.

RBC Capital Markets, LLC

Samuel A. Ramirez & Company, Inc.

Scotia Capital (USA) Inc.

Siebert Cisneros Shank & Co., L.L.C.

SMBC Nikko Securities America, Inc.

Standard Chartered Bank

TD Securities (USA) LLC

UniCredit Capital Markets LLC

Westpac Capital Markets LLC

*Note:	A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-224495. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.